April 27, 2006

To:	Wells Fargo Advantage Funds Intermediaries

Wells Fargo Advantage Outlook FundsSM to Be Renamed

With shareholder approval, the Wells Fargo Advantage Outlook Funds will undergo a structural change after which they will change their strategy to attempt to replicate, before fees and expenses, the returns of Dow Jones Target Date Indexes. We are seeking to enhance returns for the Funds’ shareholders while lowering Fund expenses. A proxy statement regarding these changes has been filed with the Securities and Exchange Commission, which we will begin mailing to shareholders shortly. Shareholders are encouraged to read the proxy statement in its entirety.

Pending shareholder approval of the proposals, each Wells Fargo Advantage Outlook Fund will be renamed on or about June 26, 2006. Please refer to the table below for information about the proposed new Fund names. Please note that there will be no changes to the Funds’ CUSIPs, ticker symbols, or fund numbers.

Wells Fargo Advantage Outlook Funds – Current Name	Share Class	Fund Number	CUSIP	Ticker Symbol	New Fund Name (Effective On or About June 26, 2006)
Wells Fargo Advantage Outlook Today FundSM	A	701	94975G322	STWRX	Wells Fargo Advantage Dow Jones Target Today FundSM
	B	171	94975G314	WFOKX
	C	501	94975G298	WFODX
	Administrator	258	94975G280	WFLOX
	Institutional	707	949915102	WOTDX
Wells Fargo Advantage Outlook 2010 FundSM	A	702	94975G272	STNRX	Wells Fargo Advantage Dow Jones Target 2010 FundSM
	B	172	94975G264	SPTBX
	C	502	94975G256	WFOCX
	Administrator	259	94975G249	WFLGX
	Institutional	708	949915201	WFOAX
Wells Fargo Advantage Outlook 2020 FundSM	A	703	94975G231	STTRX	Wells Fargo Advantage Dow Jones Target 2020 FundSM
	B	173	94975G223	STPBX
	C	503	94975G215	WFLAX
	Administrator	260	94975G199	WFLPX
	Institutional	709	949915300	WFOBX
Wells Fargo Advantage Outlook 2030 FundSM	A	704	94975G181	STHRX	Wells Fargo Advantage Dow Jones Target 2030 FundSM
	B	174	94975G173	SGPBX

Wells Fargo Advantage Outlook Funds – Current Name	Share Class	Fund Number	CUSIP	Ticker Symbol	New Fund Name (Effective On or About June 26, 2006)
Wells Fargo Advantage Outlook 2030 FundSM (continued)	C	504	94975G165	WFDMX	Wells Fargo Advantage Dow Jones Target 2030 FundSM (continued)
	Administrator	261	94975G157	WFLIX
	Institutional	710	949915409	WF00X
Wells Fargo Advantage Outlook 2040 FundSM	A	705	94975G140	STFRX	Wells Fargo Advantage Dow Jones Target 2040 FundSM
	B	175	94975G132	SLPBX
	C	505	94975G124	WFOFX
	Administrator	262	94975G116	WFLWX
	Institutional	711	949915508	WFOSX

"Dow Jones" and "Dow Jones Target Date Indexes" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Global Index Advisors, Inc. and Wells Fargo Funds Management, LLC. The Wells Fargo Advantage Dow Jones Target Funds, based on the Dow Jones Target Date Indexes, are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such product(s).

Wells Fargo Funds Management, LLC, a wholly owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide subadvisory and other services for the Funds. The Funds are distributed by Wells Fargo Funds Distributor, LLC, Member NASD/SIPC, an affiliate of Wells Fargo & Company.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

FOR INSTITUTIONAL INVESTOR USE ONLY - NOT FOR USE WITH THE PUBLIC

057284 (04-06)